UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 4, 2010 (February 1, 2010)

Janus Capital Group Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-15253	43-1804048
(State or other jurisdiction	(Commission file	(IRS Employer
of incorporation)	number)	Identification Number)

151 DETROIT STREET

DENVER, COLORADO 80206

(Address of principal Mr. Weil offices)  (Zip Code)

Registrant’s telephone number, including area code

(303) 691-3905

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Compensatory Arrangements of Certain Officers

(e)  Agreements Related to the Appointment of Chief Executive Officer

On February 1, 2010, Janus Capital Group Inc. (the “Company”) entered into a Severance Rights Agreement (“Severance Agreement”) and Change in Control Agreement (“CIC Agreement”) with Richard M. Weil, the Company’s new Chief Executive Officer.  As previously disclosed in the Company’s Current Report on Form 8-K, filed on January 7, 2010, the below described agreements provide the terms of his employment arrangement with the Company in the event of certain changes to this employment.

Severance Rights Agreement

The Severance Agreement has a five (5) year term commencing on February 1, 2010. The Severance Agreement provides that in the event Mr. Weil’s employment is terminated by the Company other than for “cause,” or by Mr. Weil for “good reason,” he shall be entitled to: (i) a lump sum cash payment of $5,000,000; (ii) immediate vesting of all his then outstanding and unvested long-term incentive awards (“LTI Awards”); (iii) continued medical, dental and vision insurance for him and his dependents for a period of one year; and (iv) any earned, but unpaid, annual cash bonus awards, subject to applicable Section 162(m) performance criteria.  In the event such LTI Awards are subject to Section 162(m) performance criteria, they shall only vest and be payable if, and at such time that, the performance criteria are satisfied and certified by the Company’s Compensation Committee.  Further, any stock options included in such LTI Awards shall remain exercisable for the remainder of each stock option award’s original term.  The Severance Agreement also provides that Mr. Weil’s receipt of severance would be subject to his execution of a legal release.  In the event of Mr. Weil’s death or disability, the Company will pay to Mr. Weil or his estate the payments and benefits outlined above (except for (iii)).

Under the terms of the Severance Agreement, if Mr. Weil is found by a court or relevant regulator to have knowingly committed fraud, or if Mr. Weil is found to have actively participated in, knowingly concealed, or knowingly failed to identify a material misstatement in the Company’s financial statements, he will forfeit and/or repay his LTI Awards granted in the prior three years.  Mr. Weil would also be subject to certain non-compete, non-interference and non-solicitation covenants related to the Company’s employees, clients and business.

A copy of the Severance Rights Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the full text of the exhibit.

Change in Control Agreement

The CIC Agreement for Mr. Weil is in a form substantially similar to the change in control agreements that other Company senior executive officers have entered into with the Company (and which have been previously filed).  The CIC Agreement has an initial term of two (2) years commencing on February 1, 2010, subject to one-year extensions.

The CIC Agreement provides that, in the event Mr. Weil’s employment is terminated after a change in control by the Company other than for “cause,” or by Mr. Weil for “good reason,” the Company will pay the following:  (i) two times annual target cash compensation earned in the calendar year immediately preceding the termination of employment; (ii) two times the value of the Company’s contributions made on behalf of Mr. Weil to the Janus 401(k), Profit Sharing and Employee Stock Ownership Plan in the four (4) calendar quarters  prior to termination of employment (or, if higher, those immediately prior to the change in control); (iii) continued medical, dental and vision insurance benefits for him and his dependents for twenty-four (24) months; and (iv) outplacement services for three (3) months. The CIC Agreement does not provide for a gross-up payment arising from any excise tax under Section 4999 of the Internal Revenue Code.

A copy of the CIC Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the full text of the exhibit.

Item 9.01               Financial Statements and Exhibits

(d)                    Exhibits

10.1                                        Severance Rights Agreement by and between Janus Capital Group Inc. and Richard M. Weil dated as of February 1, 2010

10.2                                        Change in Control Agreement by and between Janus Capital Group Inc. and Richard M. Weil dated as of February 1, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Janus Capital Group Inc.

Date: February 4, 2010	By:	/s/ Gregory A. Frost
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

10.1	Severance Rights Agreement by and between Janus Capital Group Inc. and Richard M. Weil dated as of February 1, 2010

10.2	Change in Control Agreement by and between Janus Capital Group Inc. and Richard M. Weil dated as of February 1, 2010